EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report, dated December 29, 2008, with respect to the consolidated balance sheets of Tech/Ops Sevcon, Inc. as of September 30, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ investment and cash flows for each of the years then ended , included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 ( File No. 333-61229 and File No. 333-104785).

/s/ Vitale,Caturano & Company, Ltd.

Boston, Massachusetts
December 29, 2008